Contact for Greenfield Industries, Inc.:      Contact for Koor Industries, Inc.:
        Gary L. Weller                                 Amiram Fleisher
        Senior Vice President                          972-3-525-1115
        and Chief Financial Officer
        (706)650-4218


     GREENFIELD INDUSTRIES, INC. ACQUIRES HANITA METAL WORKS, LTD. OF ISRAEL


Augusta, Georgia -- March 31, 1997 -- Greenfield Industries, Inc. (NASDAQ: GFII) and Koor Industries, Ltd. (NYSE: KOR) jointly announced today that Greenfield completed the acquisition of Hanita Metal Works, Ltd., an Israeli-based company and its U.S. subsidiary Hanita Cutting Tools, Inc., for $20.3 million and assumed indebtedness of $13.6 million. For the year ended December 31, 1996, Hanita reported sales of approximately $27 million.

Hanita, with manufacturing operations in Shlomi, Israel and sales and distribution facilities in Mountainside, New Jersey, is a leading manufacturer of high quality, high performance end mills for the metalworking industry. Hanita products are sold through a strong, well established sales network in 25 countries throughout Eastern and Western Europe, Asia and the United States.

"We are extremely pleased to add Hanita to our strong group of industrial cutting tool businesses," says Greenfied Industries, Inc.'s President and CEO Paul W. Jones. "This acquisition, which will become a part of our Industrial Products Group, continues to support our strategy of adding complementary businesses to our existing market segments. Hanita adds significantly to our global presence and provides Greenfield the opportunity to increase its market position in the cutting tool industry particularly in aerospace, on a worldwide basis. Hanita products however, will continue to be manufactured and sold through its traditional methods and under the same management group that has made Hanita the excellent company it is today."

Benjamin D. Gaon, President and CEO of Koor Industries, described the transaction as "a great fit between two great companies." "As Koor continues to focus on its three core business segments - telecommunication and electronics, agrochemicals and building materials - we are delighted that Hanita has been acquired by Greenfield. We dedicated significant resources towards upgrading the company and believe strongly that Hanita's capable management will benefit tremendously from inclusion in the Greenfield family. This is an ideal combination for the future growth of the company."

Greenfield Industries, Inc. is a leading worldwide manufacturer of expendable cutting tools and related products used in a variety of industrial, electronics, energy and construction, engineered products, consumer and marine markets.

Koor Industries, Ltd. is an integrated industrial enterprise employing over 20,000 people in Israel and around the world. 1996 net income exceeded $180 million from revenues of $3.5 billion, $1.2 billion which were generated from exports and international sales.

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